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                                                                    EXHIBIT 10.2

                                 AMENDMENT NO. 2

                                       TO

                              IDENTIX INCORPORATED

                              EMPLOYMENT AGREEMENT

      THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (the "AGREEMENT") is made and entered into as of __________, 2002, by and between IDENTIX INCORPORATED, a Delaware corporation (the "COMPANY") and ROBERT MCCASHIN ("MCCASHIN").

                                   BACKGROUND

      A. The Company and McCashin entered into an Employment Agreement dated as of October 19, 2000 and an Amendment No. 1 thereto dated as of August 22, 2001 (as so amended, the "ORIGINAL AGREEMENT") relating to McCashin's service as Chief Executive of the Company.

      B. The Company and Visionics Corporation, a Delaware corporation, have entered into an Agreement and Plan of Merger dated February 22, 2002 pursuant to which Visionics Corporation will become the wholly-owned subsidiary of the Company (the "MERGER").

      C. In connection with the consummation of the Merger, the Company and McCashin intend that McCashin will cease to serve as the Chief Executive Officer of the Company but will continue to act as the Chairman of the Board of Directors of the Company ("CHAIRMAN"), and the Company and McCashin desire to amend the Original Agreement, effective as of the effective date of the Merger, to describe certain promises, covenants and agreements with McCashin, including his serving as Chairman following the Merger, and certain payments and other consideration to be made available to McCashin as a result thereof.

      D. McCashin is willing to amend the Original Agreement effective as of the effective date of the Merger and to continue as Chairman on the terms and subject to the conditions set forth in this Agreement. Until the effective date of the Merger, the Original Agreement shall remain in full force and effect.

      THE PARTIES AGREE AS FOLLOWS;

      1.    TITLE AND SERVICES.

            1.1   POSITIONS WITH THE COMPANY.

                  (a) CESSATION AS CEO. Effective on consummation of the Merger, McCashin shall cease to serve as the Chief Executive Officer of the Company.

                  (b) POSITION FOLLOWING THE MERGER. Following the effectiveness of the Merger, McCashin shall hold the position of Chairman. The Company's Chief Executive Officer following the Merger (the "CEO") shall report directly to the entire Board of Directors and not to McCashin as Chairman. McCashin shall perform the duties and functions consistent

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with the position of Chairman, including presiding over the meetings of the
Company's Board of Directors and stockholders, and such other duties as shall be mutually agreed to by McCashin and the Board of Directors following consultation with the Company's CEO.

            1.2 COMMITMENT OF TIME. McCashin shall devote such of his business time, energy and skill to serving as Chairman and to the affairs of the Company as is reasonably required to perform the services described in Section 1.1(b).

      2.    TERM OF SERVICE.

            2.1 SERVICES AS CHAIRMAN AND DIRECTOR. Pursuant to Section 1.1(b) above, following the effectiveness of the Merger, McCashin shall remain as Chairman. He shall retain such position until he ceases to serve as a director of the Company for any reason, he resigns as Chairman (but not as a director) or the Board of Directors acting by a majority of its members appoints another director to act as Chairman of the Board. McCashin shall remain a director of the Company following the Merger and shall serve as a director thereafter until the earlier of his death, retirement or resignation as a director, or the expiration of his term as a director if he is not then reelected as director by the stockholders of the Company for another term.

            2.2   TREATMENT OF STOCK OPTIONS.

                  (a) Notwithstanding anything to the contrary in the Original Agreement, upon McCashin ceasing to be the Chief Executive Officer of the Company pursuant to Section 1.1(a) hereof, (i) 600,000 of the stock options granted to McCashin on October 19, 2000 pursuant to the Company's 2000 New Employee Stock Incentive Plan shall not fully "vest" on the date McCashin ceases to be Chief Executive Officer pursuant to Section 1.1(a) and such options shall cease "vesting" on such date, (ii) such options shall be exercisable for ninety
(90) days after McCashin ceases to be Chairman, and (iii) to the extent that the Company's right of repurchase shall not have otherwise lapsed pursuant to
Exhibit 7 of each such option agreement, as of the date McCashin ceases to be Chief Executive Officer pursuant to Section 1.1(a), the Company shall, for ninety (90) days after McCashin ceases to be Chairman, be entitled to exercise such right of repurchase with respect to any such options which McCashin has exercised. If McCashin has exercised any such options pursuant to Section 3.2(b) of the Original Agreement through use of a promissory note, such note shall be due and payable in full within ninety (90) days after McCashin ceases to be Chairman. The remaining 150,000 of such options shall be treated in the manner as the options referenced in Section 2.2(b) below.

                  (b) In accordance with the Original Agreement, effective when McCashin ceases to be Chief Executive Officer pursuant to Section 1.1(a),
(i) the 600,000 stock options granted to McCashin on August 14, 2001 pursuant to the Company's Equity Incentive Plan and the Company's 1992 Employee Stock Option Plan shall fully "vest" and the Company's right of repurchase with respect to any such options shall immediately lapse and (ii) such options shall be exercisable for twelve (12) months after McCashin ceases to be Chairman. If McCashin has exercised any such options pursuant to Section 3.2(b) of the Original Agreement through use of a promissory note, such note shall be due and payable in full within twelve (12) months after McCashin ceases to be Chairman.


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      3.    PAYMENTS AND OTHER CONSIDERATION.

            3.1   DEFINITIONS.

                  (a) "CAUSE" means: (i) an act of fraud, embezzlement, theft or any other act constituting a felony or involving moral turpitude, causing material harm, financial or otherwise, to the Company; (ii) a demonstrably intentional and deliberate act or failure to act (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith by McCashin, which causes or can be expected to cause material financial injury to the Company; or (iii) an intentional and material breach of this Agreement that is not cured by McCashin within thirty (30) days after written notice from the Board of Directors specifying the breach and requesting a cure. For purposes of this Agreement, no act, or failure to act, on the part of McCashin shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done, or omitted to be done, by McCashin not in good faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company. Notwithstanding the foregoing, McCashin shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to McCashin a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to McCashin and an opportunity for McCashin, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, McCashin had committed an act set forth above and specifying the particulars thereof in detail. Nothing herein shall limit the right of McCashin or his beneficiaries to contest the validity or propriety of any such determination.

                  (b) "CHANGE IN CONTROL" shall mean the occurrence of any one of the following: (i) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") (other than the Company, a subsidiary, an affiliate, or a Company employee benefit plan, including any trustee of such plan acting as a trustee) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; (ii) the election to a majority of the seats of the Board of Directors of the Company of candidates who were not proposed by a majority of the Board of Directors in office prior to the time of such election; or (iii) the dissolution or liquidation (partial or total) of the Company or a sale of assets involving fifty percent (50%) or more of the assets of the Company (other than the disposition of a subsidiary) or other transaction or series of related transactions pursuant to which the holders, as a group, of all of the shares of the Company outstanding prior to the merger, reorganization or other transaction hold, as a group, less than fifty percent (50%) of the shares of the Company outstanding after the merger, reorganization or other transaction.

                  (c) "RESIGNATION FOR GOOD REASON" is defined as McCashin's resignation as Chairman as result of any of the following events: (i) a material diminution in his duties as Chairman of the Company, as set forth in this Agreement; or (ii) a material diminution in the payments due under Section 3.2(a)(ii) and in the Additional Consideration target payable to McCashin during the first two years following the effectiveness of the Agreement; or (iii) any



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material breach by the Company of any provision of this Agreement, which breach is not cured within thirty (30) days following written notice from McCashin.

                  (d) "TERMINATION OTHER THAN FOR CAUSE" means termination of McCashin's position as Chairman of the Company for any reason other than (i) termination for Cause, or (ii) Voluntary Termination, including without limitation a termination resulting from McCashin's complete or partial incapacity due to death or to physical or mental illness or impairment that results in his inability to perform his duties and responsibilities hereunder in the ordinary and usual manner required of a person in McCashin's position for ninety (90) consecutive days.

                  (e) "VOLUNTARY TERMINATION" means McCashin's termination of his position as Chairman of the Company other than by reason of a Resignation for Good Reason or death of disability as described in Section 3.1(d) above.

            3.2   PAYMENTS.

                  (a) GENERAL PAYMENTS. In consideration for the promises, covenants, and agreements of McCashin set forth in this Agreement, McCashin shall receive $2,000,000, provided McCashin does not incur a Cause termination or a Voluntary Termination during the two-year period after which McCashin ceases to serve as Chief Executive Officer of the Company, in payments as follows:

                        (i) upon the effective date of McCashin's ceasing to serve as Chief Executive Officer pursuant to Section 1.1(a), the Company shall pay to McCashin cash in the amount of $400,000;

                        (ii) $900,000 over the first two years after McCashin ceases being Chief Executive Officer pursuant to Section 1.1(b) and while he is Chairman of the Company payable in installments in accordance with the Company's customary policy; and

                        (iii) during the first two years after McCashin ceases being Chief Executive Officer pursuant to Section 1.1 (b), up to $350,000 per year (the "ADDITIONAL CONSIDERATION") based upon objectives set by the Company's Compensation Committee substantially similar to the objectives set for the Company's Chief Executive Officer.

                  (b) OTHER PAYMENTS. Upon Termination Other Than for Cause or Resignation for Good Reason, the Company shall pay McCashin cash in the amount of $2,000,000 less the "Total Consideration" previously paid to McCashin to the date of termination. "Total Consideration" shall mean the total of the amounts paid under Section 3.2(a). Upon Voluntary Termination, the Company shall pay McCashin $400,000 in cash, except to the extent the Total Consideration as of the date of Voluntary Termination equals $1,600,000 or more, then the $400,000 shall be reduced to the extent necessary so that the Total Consideration and the payment made pursuant to this sentence on Voluntary Termination together would not exceed $2,000,000.

                  (c) FUTURE PAYMENTS. After two years from the effective date of this Agreement, McCashin shall receive such payments as established by the Board of Directors for serving as Chairman.

            3.3   BENEFITS.

                  (a) BENEFITS. The Company shall continue coverage for McCashin, at the Company's cost, under the Company's group medical, dental and vision benefit plans and continue a life insurance policy insuring McCashin for $1,000,000, in each case until the earlier of (i) McCashin reaching the age of 65 or (ii) McCashin accepting employment with a company, firm or other entity. Following each year the Company shall report to McCashin his income attributable to the medical, dental, vision and life benefits. McCashin shall be responsible for income tax accrued due to the Company's payment of premiums for medical, dental, vision and life benefits.

                  (b) EXPENSE REIMBURSEMENT. The Company agrees to reimburse McCashin for all reasonable, ordinary and necessary expenses incurred by McCashin in conjunction with his acting as Chairman consistent with the Company's standard reimbursement policies. In addition, the Company shall reimburse reasonable out-of-pocket air fare (coach class) and reasonable car rental expenses incurred by McCashin related to his position with the Company. In addition, the Company shall pay, as and when incurred, the reasonable legal and valuation fees and other costs incurred by McCashin in connection with this Agreement. Such fees and other costs shall include (without limitation) those incurred in negotiating this Agreement.

            3.4 INDEMNIFICATION AS OFFICER AND DIRECTOR. McCashin shall be entitled to be indemnified by the Company for his service as Director and Chairman to the same extent and in the same manner as he was indemnified prior to the date hereof.

            3.5 GROSS-UP PAYMENT. If a Change in Control shall occur during the first two years after the effectiveness of the Merger, the following shall apply:

                  (a) If there is a Termination Other Than for Cause or Resignation for Good Reason within one year after a Change in Control, and if any of the payments or benefits received or to be received by McCashin in connection with a Change in Control or McCashin ceasing to serve as Chairman (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company) (all such payments and benefits, excluding the Gross-Up Payment, referred to as the "TOTAL PAYMENTS") will be subject to the excise tax (the "EXCISE TAX") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), the Company shall pay, at the time or times specified in Section 3.5(d), to McCashin additional amounts (the "GROSS-UP PAYMENT") such that the net amount retained by McCashin, after deduction of any Excise Tax on the Total Payments and any Federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.


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                  (b)   For purposes of determining whether any of the Total
Payments will be subject to the Excise Tax and the amount of such Excise Tax,
(A) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("TAX COUNSEL") selected by those individuals who were member of the Company's Board of Directors immediately prior to the effective date of the Change in Control and reasonably acceptable to McCashin, such payments or benefits (in whole or in part) should not be treated by the courts as constituting parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (B) all "excess parachute payments" within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) should be treated by the courts as representing reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or are otherwise not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All fees and expenses of the Tax Counsel shall be borne solely by the Company.

                  (c) For purposes of determining the amount of the Gross-Up Payment, McCashin shall be deemed to pay Federal income tax at the highest stated marginal income tax rates for the calendar years in which the Gross-Up Payments are to be made and state and local income taxes at the highest stated marginal rates of taxation in the state and locality of McCashin's residence in the calendar year in which the Gross-Up Payments are to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deductions under Section 68 of the Code, but not taking into account alternative minimum taxes.

                  (d) Installments of the Gross-Up Payments shall be paid (including by the Company making a withholding payment to the tax authorities) as the Total Payments are paid to McCashin, unless the Excise Tax is due at an earlier date, in which case, the Gross-Up Payment shall be made at such earlier date, or unless it is initially determined by the Company or the Tax Counsel that the Total Payments are not subject to the Excise Tax but after payment of the Total Payments, it is finally determined following the proceedings described in Section 3.5(e) and (f) that the Total Payments are subject to the Excise Tax, in which case the Gross-Up Payment shall be made upon the imposition upon McCashin of the Excise Tax following the proceedings described in Section 3.5(e) and (f).

                  (e) McCashin shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after McCashin is informed in writing of such claim and shall describe the nature of such claim and the date on which such claim is requested to be paid. McCashin shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which McCashin gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies McCashin in writing prior to the expiration of such period that it desires to contest such claim, McCashin shall:


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                        (i)   give the Company any information reasonably
requested by the Company relating to such claim;

                        (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to McCashin;

                        (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

                        (iv) permit the Company to control any proceedings relating to such claim as provided below;

provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold McCashin harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

                  (f) The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct McCashin to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and McCashin agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs McCashin to pay such claim and sue for a refund, the Company shall advance the amount of such payment to McCashin on an interest-free basis, and shall indemnify and hold McCashin harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if McCashin is required to extend the statute of limitations to enable the Company to contest such claim, McCashin may limit this extension solely to such claim. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and McCashin shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without McCashin's consent if such position or resolution could reasonably be expected to adversely affect McCashin (including any other tax position of McCashin unrelated to the matters covered hereby).

                  (g) In the event that McCashin receives a refund of the Excise Tax previously paid, McCashin shall repay to the Company, within five (5) business days following the receipt of such refund of the Excise Tax previously paid, the amount of such refund plus any interest received by McCashin from the Internal Revenue Service on the refund, and an amount


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equal to the reduction in McCashin's Federal, state and local income tax assuming that the repayment is deductible, using the assumptions set forth in
Section 2.5(c). If, after the receipt by McCashin of an amount advanced by the Company in connection with an Excise Tax claim, a determination is made that McCashin shall not be entitled to any refund with respect to such claim and the Company does not notify McCashin in writing of its intent to contest the denial of such refund prior to the expiration of thirty (30) days after such determination, such advance shall be forgiven and shall not be required to be repaid.

      4.    RESTRICTIVE COVENANTS.

            4.1   NONCOMPETITION AND NONSOLICITATION.

                  (a) CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT. McCashin has previously executed the Company's standard employee confidentiality and inventions assignment agreement, and execution of this Agreement shall confirm that such agreement remains in full force and effect. This Section 4 shall be read in conjunction with the terms of any Company standard confidentiality and inventions assignment agreement executed by McCashin and to the extent there is a conflict that cannot otherwise be resolved, this Section 4 shall govern.

                  (b) NON-COMPETITION AND NON-SOLICITATION. McCashin, during the term of McCashin's service as Chairman of the Company and for a period of two years after McCashin ceases to serve as Chairman (provided such two-year period shall not extend beyond three years after McCashin ceases to be Chief Executive Officer of the Company pursuant to Section 1.1.(b) (hereinafter the "Term of Non-Competition"), agrees, not to (without prior written consent of the Board of Directors of the Company) directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever, engage in any business activity that the Company is conducting, or to McCashin's knowledge, is intending to conduct at the time he ceases to serve as Chairman (a "Competing Business"). Furthermore, during the Term of Non-Competition, McCashin shall not, without the prior written consent of the Board of Directors of the Company, directly or indirectly solicit, recruit, encourage or induce any employees, directors, customers, consultants, contractors or subcontractors of the Company to leave the employ of the Company or to terminate or alter their agreements, positions or business arrangements with the Company, as the case may be, either on McCashin's own behalf or on behalf of any other person or entity.

                  (c) INJUNCTIVE RELIEF. McCashin acknowledges and agrees that damages will not be an adequate remedy in the event of a breach of any of the obligations under this Section 4 and therefore agrees that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Section 4.

                  (d) GOVERNING LAW. This Section 4 shall be governed by and construed in accordance with the laws of the State of Texas (without regard to any conflicts-of-


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law principle that would require the application of some other state's law) and, where applicable, the laws of the United States.

      5.    MISCELLANEOUS.

            5.1 WAIVER. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

            5.2 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three (3) days after mailing if mailed, to the addresses of the Company and McCashin contained in the records of the Company at the time of such notice. Any party may Change such party's address for notices by notice duly given pursuant to this Section 5.2.

            5.3 EXPIRATION OF ORIGINAL AGREEMENT. Until the effective date of the Merger, the Original Agreement shall remain in full force and effect. Except as specifically provided for herein, the Original Agreement shall expire on and be of no further force or effect on the effectiveness of the Merger.

            5.4 HEADINGS. The section headings used in this Agreement are intended for convenience of reference and shall not by themselves determine the construction or interpretation of any provision of this Agreement.

            5.5 GOVERNING LAW. Except for Section 4 hereof, this Agreement shall be governed by and construed in accordance with the laws of the State of California.

            5.6 ARBITRATION. Any controversy or claim arising out of, or relating to, this Agreement or the breach of this Agreement will be settled by arbitration by, and in accordance with the applicable National Rules for the Resolution of Employment Disputes of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator(s) will have the right to assess, against a party or among the parties, as the arbitrator(s) deem reasonable, (a) administrative fees of the American Arbitration Association, and (b) compensation, if any, to the arbitrator(s). Arbitration hearings will be held in Dallas County, Texas.

            5.7 SURVIVAL OF OBLIGATIONS. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be


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assignable either by the Company (except to an affiliate or successor of the
Company) or by McCashin without the prior written consent of the other party.

            5.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

            5.9 WITHHOLDING. To the extent applicable, all sums payable to McCashin hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

            5.10 ENFORCEMENT. If any portion of this Agreement is determined to be invalid or unenforceable, such portion shall be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder shall be enforced to the maximum extent possible.

            5.11 ENTIRE AGREEMENT; MODIFICATIONS. Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to McCashin from the Company. All modifications to the Agreement must be in writing and signed by each of the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph.

                                          IDENTIX INCORPORATED

                                          By:___________________________________
                                          ______________________________________
                                                      Name and title



                                          ______________________________________
                                          ROBERT MCCASHIN